Exhibit 99

Phoenix, AZ – August 11th, 2015:  Alpine 4 Technologies, Ltd. (Alpine 4) has announced that it has concluded its search for advisory board members and has selected an initial advisory board consisting of five individuals.  Alpine 4 is also proud to announce that Mr. Ian Kantrowitz, Director of Investor Relations, has been appointed to the Alpine 4 Board of Directors as a Director, to fill a vacancy on the Board.  Following his appointment to the Board of Directors of Alpine 4, Mr.Kantrowitz has resigned his position of Chairman of the Advisory Board and Ms. Shannon Rigney will be promoted to Chair of the Advisory Board.

Kent B. Wilson, Alpine 4’s CEO, commented: "The addition of these fine individuals to our organization brings me great pleasure.  It is with sincere gratitude that I say thank you for walking this path with us.  I know that having individuals with such tallent and experience, that Alpine 4 will benefit greatly from their influence and advice.   Please help me welcome the following Advisory Board Members to our Alpine 4 family!”

Shannon Rigney: Ms. Rigney currently serves as Alpine 4’s VP of Acquisitions and Director of Finance.  Prior to joining Alpine 4, Ms. Rigney  Shannon was a financial analyst for Bard Peripheral Vascular, Inc, a division of C.R. Bard. She has a degree in Business Administration from The Eller College of Management at the University of Arizona.

Daniel McIntosh: Mr. McIntosh is a Lecturer in the W.P. Carey School of Business at Arizona State University teaching courses in Marketing Research, Sports Management and Analytics. Mr. McIntosh is also President of Cardinal Advising, a consultancy practice that assists organization in understanding and leveraging big data.  Prior to joining ASU, Mr. McIntosh Daniel was a full time faculty instructor of Mathematics and Marketing at Grand Canyon University for 5 years.

Michael Parsons:  Mr. Parsons currently serves as the Privacy and Data Management Manager for PayPal, Inc.   Mr. Parsons has over 10 years of professional data protection experience in the fields of privacy, information security, data governance, risk management, IT audit, and healthcare compliance. Michael's experience includes working with various small and large federal and commercial organizations including Fortune 500 companies and has served as a trusted advisor to senior leadership and has managed teams of various sizes. Mr. Parsons’s credentials include a BS in computer science, an MBA, and certifications in CIPP, CISSP, CISA, and ITIL.

Christophe Jeunot:  Mr. Jeunot holds a Masters Degree from one of the leading business school in Paris, France. Mr. Jeunot worked in the marketing department for M.B.S the leader in media managing in France before relocating to Los Angeles where he enjoyed started a successful career carrier with several advertizing agencies and productions companies. His long time clients include accounts such as:  EBAY, ESPN, L'Oréal, The Surgeon General, HONDA, DISCOVERY CHANNEL, and CHASE BANK, to name a few.

Kelsey Womack:  Mr. Womack currently serves as the Director of IT for Alpine 4 and has nearly 20 years experience in technology development. Mr. Womack specializes in platform development, from concept to launch.  Kelsey has brought several start-ups to life in various industries, including financial, intellectual property, telecommunications, social, charitable, and now, telematics.

Contact Press:
Ian Kantrowitz, Director of Investor Relations
iank@alpine4.com

SOURCE Alpine 4 Technologies, Ltd
RELATED LINKS
www.alpine4.com

Media Contact: Alpine 4 Technologies, Ltd., media@alpine4.com